Exhibit 99.1

                     BROOKE ANNOUNCES THIRD QUARTER RESULTS

    OVERLAND PARK, Kan., Nov. 3 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) reported that net earnings for the nine months ended September 30, 2005, totaled $7,426,000, or $.69 per diluted share, on revenues of $106,132,000, as compared with net earnings of $5,216,000, or $.51 per diluted share, on revenues of $72,067,000 for the same period a year ago. For this nine-month period, total earnings increased 42% and total revenues increased 47%.

    The Company also announced that net earnings for the three months ended September 30, 2005, totaled $1,980,000, or $.18 per diluted share, on revenues of $37,085,000, as compared with net earnings of $1,408,000, or $.14 per diluted share, on revenues of $26,170,000 for the same period a year ago. For this three-month period, total earnings increased 41% and total revenues increased 42%.

    About our company ... Brooke Corporation is listed on the Nasdaq National Market under the symbol "BXXX." Brooke Corporation is a holding company with two primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 495 franchise locations. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. For more information, go to http://www.brookecorp.com.

    Email Distribution ... If you would like to receive electronic press release information, then please visit the "Investor Relations" section of our web site at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke's business is provided in Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov.

                               Brooke Corporation
                        Consolidated Statements of Income
                      (in thousands, except per share data)
                                   (unaudited)

                                          For the                     For the
                                    Three Months Ended          Nine Months Ended
                                       September 30                September 30
                                 ------------------------    -----------------------
                                    2005          2004          2005         2004
                                 ----------    ----------    ----------   ----------
Revenues
Insurance commissions            $   21,857    $   15,529    $   65,799   $   46,718
Interest income (net)                 2,921         1,282         7,032        3,159
Seller consulting fees                1,704         1,183         4,206        3,911
Gain on sale of
 businesses                             619         2,755         1,476        3,157
Initial franchise fees
 for basic services                   5,125         2,970        13,250        6,155
Initial franchise fees
 for buyer assistance
 plans                                4,149         1,848         9,405        5,138
Gain on sale of notes
 receivable                            (340)         (125)        2,551        1,823
Insurance premiums earned               333             2           553          270
Policy fee income                       494           645         1,287        1,523
Other income                            223            81           573          213

  Total Revenues                     37,085        26,170       106,132       72,067

Expenses
Commissions expense                  17,438        12,396        49,394       35,746
Payroll expense                       7,176         5,418        21,125       14,345
Depreciation and
 amortization                           670           650         1,807        1,742
Insurance loss and loss
 expense incurred                         -           (17)            -           13
Other operating expenses              7,140         4,719        17,964       10,294
Other operating interest
 expense                                657           151         1,415          485
Interest expense                      1,037           710         2,837        1,634

  Total Expenses                     34,118        24,027        94,542       64,259

Income Before Income
 Taxes                                2,967         2,143        11,590        7,808

Income tax expense                      987           735         4,164        2,592

Net Income                       $    1,980    $    1,408    $    7,426   $    5,216

Net Income per Share:
Basic                            $     0.19    $     0.14    $     0.71   $     0.54
Diluted                          $     0.18    $     0.14    $     0.69   $     0.51

SOURCE  Brooke Corporation
    -0-                             11/03/2005
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXXX)